Exhibit 99.1

NewAge, Inc. Announces Sale of Legacy Direct Store Distribution Division

SALT LAKE CITY, Sept. 9, 2022 – NewAge, Inc. (OTC: NBEVQ) (the “Company”), the Utah-based direct-to-consumer (D2C) organic and healthy products company, today announced that its wholly-owned subsidiaries, NABC, Inc. and NABC Properties, LLC (together, “NABC”), have entered into a definitive agreement to sell the legacy direct store distribution (“DSD”) division to Legacy Distribution Group, a Colorado-based distribution company.

The transaction is expected to be completed in the fourth quarter of 2022, and closing will be subject to court approval in the Company’s pending bankruptcy case.

The Company believes the DSD business is one of the largest independent distributors in Colorado providing beverages and snacks to grocers, big box retailers and convenience stores. It has been serving the Colorado community for more than twenty years, providing what the Company believes to be best-in-class service to over 5,000 outlets, and has been involved in launching and growing some of the biggest brands in the industry.

NABC is not included in the Company’s and certain of its subsidiaries’ previously announced bankruptcy cases, and the DSD division continues to conduct its business independently of the NewAge entities currently in the bankruptcy process. The proposed sale is part of the Company’s overall effort to align its assets and focus the business on maximizing revenue and cash flow generation for its larger scale Direct/Social Selling division.

Legacy Distribution Group is a 100%-owned subsidiary of CBD Global Sciences Inc. (CSE: CBDN), an American multi-national consumer goods and manufacturing company headquartered in Denver, Colorado.

Ed Brennan, NewAge’s Chairman and Interim CEO commented, “Over the past several months, we have conducted a comprehensive strategic review of our company as we endeavor to simplify our business, scale our operations and position NewAge for sustained growth in the direct selling industry. DSD had humble beginnings and has grown to be one of the largest independent distributors in the country. This proposed sale offers what we believe to be an excellent outcome for stakeholders in the DSD business, including our employees and our customers. Legacy Distribution Group has a deep understanding of the industry and the market in which DSD operates, and we believe they will be able to provide strategic ownership of the business moving forward.”

NewAge, Inc.

About NewAge, Inc.

NewAge is a purpose-driven firm dedicated to inspiring the planet to Live Healthy™. The Utah-based Company commercializes a portfolio of organic and healthy products worldwide primarily through a direct-to-consumer (D2C) route to market distribution system across more than 50 countries. The company competes in three major category platforms including health and wellness, inner and outer beauty, and nutritional performance and weight management — through a network of exclusive independent Brand Partners, empowered with the leading social selling tools and technology available worldwide. More information on the Company can be found at NewAgeGroup.com.

Forward Looking Statements

This press release contains forward-looking statements that are based on management’s beliefs and assumptions and on information currently available to the Company’s management. Forward-looking statements include statements related to the Company’s proposed sale of the DSD division and the continued operation of the DSD division by Legacy Distribution Group. Forward-looking statements include statements that are not historical facts and can be identified by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “will,” “would” or similar expressions and the negatives of those terms. The Company’s actual results and the timing of events could materially differ from those anticipated in such forward-looking statements as a result of certain risks and uncertainties. Such risks and uncertainties include, but are not limited to, risks related to the the Company’s ability to consummate the proposed sale of the DSD division, including receipt of Bankruptcy Court approval of the proposed sale; unanticipated difficulties or expenditures relating to the proposed sale; disruptions of current plans and operations caused by the announcement and pendency of the proposed sale; potential difficulties in employee retention due to the announcement and pendency of the proposed sale; the response of customers, suppliers, and business partners to the announcement of the proposed sale; the effects of the Chapter 11 cases on the Company and on the interests of various constituents; Bankruptcy Court rulings in the Chapter 11 cases and the outcome of the Chapter 11 cases in general; the length of time the Company will operate under the Chapter 11 cases; risks associated with any third-party motions in the Chapter 11 cases; the potential adverse effects of the Chapter 11 cases on the Company’s liquidity or results of operations and increased legal and other professional costs necessary to execute the Company’s reorganization; the conditions to which any debtor-in-possession financing is subject and the risk that these conditions may not be satisfied for various reasons, including for reasons outside of the Company’s control; consequences related to the acceleration of the Company’s debt obligations, among other risks and uncertainties, as well as the factors described in more detail in the Company’s most recent Annual Report on Form 10-K and other documents on file with the Securities and Exchange Commission (“SEC”), each of which can be found on the SEC’s website, www.sec.gov, or the investor relations portion of the Company’s website, investors.newagegroup.com. Except as required by law, the Company assumes no obligation to update these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Investor and Media Inquiries:

IR@newage.com